Exhibit 10.33

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT,

MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT

MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS

PRIVATE OR CONFIDENTIAL.

11 April 2022

STRICTLY PRIVATE AND CONFIDENTIAL

Alvotech Holdings S.A.

9, Rue de Bitbourg

L-1273 Luxembourg

(“Alvotech”)

Attention:	Danny Major, Arni Hardarson, Joel Morales
Electronic copy via email:	[***], [***], [***]

Project Baldur – Binding Offer Letter

Dear Danny, Arni and Joel,

Sculptor Capital Investments, LLC (“Sculptor”, “we”, “us” and “our”) is delighted to submit this Binding Offer letter (together with its Appendix, the “Letter”) for the provision of capital in an amount of between $75 million to $125 million by it or one of its affiliates to be used by Alvotech (or its legal successor) for general corporate purposes and liquidity needs including either (i) the repayment or acquisition of a $40 million shareholder loan to/from Alvogen Lux Holdings S.à r.l., or (ii) the payment of a factoring claim arising for from a factoring transaction with Alvogen Lux Holdings S.à r.l, whereby Alvogen will buy invoice(s) issued by Alvotech or one of its affiliates for an aggregate amount of $40 million (the “Transaction”).

1.	Terms of Sculptor’s participation to the Transaction

The terms on which we or one of our affiliates would be willing to participate in the Transaction are set out in the attached term sheet (the “Term Sheet”) included as Appendix 1 to this Letter.

Capitalised terms used herein shall have the meaning given to them in the Term Sheet unless otherwise defined in this Letter.

2.	Conditions, authorisations and approvals

The Transaction has been extensively discussed by the investment team and has received the required preliminary business approvals.

This Letter is conditional upon Sculptor obtaining the relevant final internal approvals.

The final commitment is also subject to:

(i)	negotiation and execution of final documentation in a form that is mutually agreeable to all parties involved (and in terms not different than those outlined in the Term Sheet);

(ii)	fulfilment of the conditions precedents as stipulated in the Term Sheet; and

(iii)	confirmatory legal and tax analysis by the Lenders.

Sculptor does not expect that the Transaction will require it to obtain any regulatory or other external approvals or conditions, including any antitrust approvals and conditions.

3.	Contact details

Should you wish to clarify any of the items discussed in this letter, please contact:

[***] Executive Managing Director Head of Europe & Asia Corporate Credit [***] [***] [***] [***] [***]	[***] Managing Director, European General Counsel [***] [***]

4.	Other

We would like to formally express our thanks for the opportunity to participate in Project Baldur and to reiterate our commitment to the Transaction outlined in this letter.

The existence of this Letter and its terms as well as Sculptor’s interest in the Transaction are confidential. All matters set forth herein are strictly confidential and may not be disclosed to any third party without the prior written consent of Sculptor, save that we consent to the disclosure of this Letter to any governmental or regulatory person body or authority as may be required by law. Sculptor requests that no public statement or press release concerning its involvement in any potential transaction be made without its prior written approval, and any such disclosure not approved by Sculptor would render this proposal void.

The provisions of this Letter and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English law. The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligations arising out of or in connection with this Letter or the negotiation of the transaction contemplated by this Letter).

Yours sincerely,

/s/ Wayne Cohen
Wayne Cohen, President & Chief Operating Officer For and on behalf of Sculptor Capital Investments, LLC

Acknowledged and agreed:

/s/ Robert Wessman

Robert Wessman - authorized signatory

For and on behalf of Alvotech Holdings S.A.

APPENDIX 1

PROJECT BALDUR –TERM SHEET

Proposed Transaction

•  Issuer to raise $75m to $125m (“Proceeds”) of new 2nd lien debt for general corporate purposes

•  Subject to tax and legal review $40 million of the proceeds will be used to:

•  either repay or acquire a shareholder loan from Alvogen Lux Holdings Sarl (the “Alvogen Loan”). In case of an acquisition, the Alvogen Loan shall be amended and restated so to form part of the Facility for an aggregate amount of $75 million to $125 million; or

•  repay a factoring transaction with Alvogen Lux Holdings Sarl (the “Alvogen Factoring”), whereby Alvogen Lux Holdings Sarl will buy invoices issued by the Issuer or one of its affiliates for an aggregate amount of $40 million.

Issuer	• Alvotech Holdings SA or its legal successor after the implementation of the De-SPAC/Merger transaction with Oaktree Acquisition Corp. II (the “SPAC Transaction”)

Lenders	• Sculptor Capital Investments, LLC, (“Sculptor”), or any of its affiliates and related funds (together with any other lender which acquires a participation in the Facility)

Underwriters	• Sculptor together with any other Lender which signs or accedes to this binding term sheet

Agent and Security Agent	• A reputable, international financial institution satisfactory to and selected by the Lenders

Facility	• The facility will be structured as a 2nd lien loan facility (the “Facility”)

Principal Amount	• $75 million to $125 million

Issue Price	• 100% / Par

Underwriting Fee	• 2.0% • To be accrued upon signing of the Long-Form Documentation • Payable to the Underwriters on a pro rata basis to their underwritten commitment

Use of Proceeds

•  General corporate purposes and to pay fees and expenses associated with the Proposed Transaction

•  To repay or acquire the Alvogen Loan or to repay the Alvogen Factoring (subject to tax and legal review)

Term	• Maturity on 23-September-2025 (91 days after the maturity of the existing Alvotech Holdings SA Tranche A and Tranche B bonds (maturing on 24-June-2025 (the “Existing Bonds”)

Interest

•   10.0% plus 2.50% (rounded upwards to two decimal places) depending on the Net Proceeds Amount as per Existing Bonds documentation where

X = US$290,000,000

Y = Completion Date Net Proceeds Amount (as per Existing Bonds)

Z = US$80,000,000

If Y is less than US$210,000,000 then the margin is set at 12.50% and if Y is equal to or more than US$290,000,000 than the margin is set at 10.00% (all together the “Respective Margin”)

•   Respective Margin p.a. PIK coupon accruing and capitalised quarterly and payable at maturity

•   For the avoidance of doubt, the “Further Issuance Conditions” mechanics as per the Existing Bonds shall be replicated in the long-form documentation for the Facility agreement and apply to the Respective Margin accordingly

Availability	• [5] days from signing the Facility agreement

Drawdown Request	• The loan must be drawn in its entirety

Guarantees	• As per Sec. 6 of the Existing Bonds

Security / Ranking Intercreditor Deed

•   Sculptor will discuss with the holders of the Exiting Bonds, and the Issuer and the Issuer group will use its best endeavours to assist Sculptor, to amend the Existing Bonds and the Intercreditor Deed and receive required consents

•   Subject to the required amendments to the Existing Bonds and Intercreditor Deed being obtained and certain consents being provided:

o   the Facility will be secured by the same collateral package as the Existing Bonds on a second ranking basis

o   Supplemental security agreements will be put in place in favour of the security agent on behalf of the Lenders (covering the same security package as the Existing Bonds)

o   Intercreditor Deed to reflect the second lien ranking of the Facility and to provide for customary second lien rights incl. among others:

•   Express inclusion of the Facility in the enforcement proceeds waterfall, in priority to payments of excess proceeds to any persons listed in clause 13.1(d) of the Intercreditor Deed or any member of the Issuer group or any direct or indirect holding entity

•   “Fair value” protections on an enforcement

•   Ability to receive payments under the Facility, subject to a senior payment stop right following a material event of default for a fixed period of [120] days

•   Enforcement rights to reside with the Existing Bonds, subject to: (i) [90] day standstill period from default, during which (a) Existing Bonds shall consult with the Lenders and (b) Lenders shall have the ability to buy out the Existing Bonds (right to buy out); and(ii) Lenders to have ability to issue enforcement instructions at the end of the [90] day standstill and consultation period if Existing Bonds have not issued enforcement instructions and Lenders have not exercised right to buy out

o   General ability to amend the Facility agreement via a customary amendment process with the Issuer without consent of the Existing Bonds unless such amendments result in a breach of the Existing Bonds/Intercreditor Deed

Repayment	• Bullet at the maturity date

Mandatory Prepayment and Cancellation	• As per Existing Bonds excluding the Special Put Right

Call Protection

•   The Issuer may, at its option, redeem the Facility, in whole but not in part, at any time on or after the second anniversary from signing, at (i) 102% for the period from (and including) the second anniversary from signing to (but excluding) the third anniversary from signing, and (ii) at par for the period commencing from (and including) the third anniversary from signing.

•   Call protection application to mirror Existing Bonds with the change of control clause to reflect the public nature of the Issuer after the SPAC Transaction

Covenants

•   As per Existing Bonds incl. anti-layering provisions

•   Prohibition on any additional debt ranking pari passu to the Facility

•   For the period of 12 months after the signing of the Facility agreement any changes to the debt baskets (clause 9.4 of Existing Bonds) via a customary amendment process will be automatically mirrored/amended in the Facility agreement

Representations, warranties, and undertakings

•   The Issuer and its subsidiaries will provide representations, warranties, and undertakings usual for transactions of this nature and in line with representations, warranties and undertakings provided to the Existing Bonds

•   The Issuer and its subsidiaries will provide customary undertakings to preserve and maintain intellectual property necessary for the business of the relevant group member

Miscellaneous	• Syndication of debt at the discretion of Sculptor with a minimum hold for Sculptor of $[TBD]m

Long-Form Documentation

•   The Proposed Transaction, if agreed, will be formalized in long-form documentation acceptable to the Lenders that will include in addition to the terms already specified other customary clauses applicable to the Issuer and Guarantors which are reasonably required by the Lenders for transactions of this nature

•   For the avoidance of doubt, the long-form documentation will closely align with the Existing Bonds’ documentation

Transferability	• As per Existing Bonds, free transferability by the Lenders

Conditions Precedent

•   Customary conditions precedent for a transaction of this nature

•   Receipt of all necessary approvals from lenders under the Existing Bonds

•   Satisfactory supplemental security documents, satisfaction of all related perfection requirements and satisfactory amendment of the Intercreditor Deed and Existing Bonds

•   Satisfactory legal opinions as to the laws of all relevant jurisdictions, including all jurisdictions where security is to be granted/ supplemented

•   De-SPAC/Merger with Oaktree Acquisition Corp. II with US listing having been maintained, fulfilling the “Proposed SPAC Listing” conditions of the Existing Bond as per the amendment request dated 12th of January 2022 (with the actual amendment currently under implementation)

•   Delivery of certificate confirming fully funded business plan pro forma for the funds from this Facility agreement satisfactory to the Underwriters

Exclusivity and confidentiality

•   For the period commencing on (and including) the date of signing of this Term Sheet to (and including) 30 June 2022, the Issuer and its subsidiaries will not offer and will not participate with or assist any other person or entity in offering a similar debt transaction as the one described by this Term Sheet (and will terminate ongoing negotiations with any person or entity, if any, to that effect).

•   The Issuer and its subsidiaries shall maintain confidentiality in respect of this Term Sheet and any discussions regarding the Facility

Governing Law and Jurisdiction	• English law and exclusive jurisdiction of the English courts